Exhibit 21.1

GBS Enterprises Incorporated, a Nevada corporation (OTCBB: GBSX)

List of Subsidiaries

1.	GROUP Business Software AG, a German corporation, 50.1% owned by GBSX (“GROUP”)

i.	B.E.R.S AD, a Bulgarian corporation, 50% owned by GROUP

ii.	GBS Corp., a Delaware corporation, 100% owned by GROUP

a.	Permessa Corp., a Delaware corporation 100% owned by GBS Corp.

iii.	ebVOKUS, a German corporation, 100% owned by GROUP

iv.	GROUP Live, N.V., a Danish corporation, 100% owned by GROUP

a.	GBS (UK) Ltd., a corporation formed in England, 100% owned by GROUP Live, N.V.

v.	Relavis Corp., a New York corporation, 100% owned by GROUP

2.	Pavone AG, a German corporation, 100% owned by GBSX

i.	Pavone GmbH, a German corporation, 100% owned by Pavone AG

ii.	Pavone Ltd., a German corporation, 100% owned by Pavone AG

3.	GroupWare, Inc., a Delaware corporation, 100% owned by GBSX

i.	GroupWare AG, a German corporation, 100% owned by GroupWare, Inc.

4.	GBS India Pty. Ltd. (formerly SD Holdings Ltd.), a Mauritius corporation, 100% owned by GBSX

i.	Synaptris Decisions Ltd., a corporation formed in India, 100% owned by SD Holdings Ltd.

ii.	Synaptris, Inc., a California corporation, 100% owned by SD Holdings, Ltd.

5.	IDC Global, Inc., a Delaware corporation, 100% owned by GBSX